Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Lone Pine Resources Inc. 2011 Employee Stock Purchase Plan of our report dated March 22, 2012 with respect to the consolidated financial statements of Lone Pine Resources Inc. as of December 31, 2010 and for each of the two years in the period ended December 31, 2010 included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 29, 2012